UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   SIMON, GARY D.
   2200 WEST PARK DRIVE
   WESTBOROUGH, MA  01581
   USA
2. Issuer Name and Ticker or Trading Symbol
   NORTHEAST OPTIC NETWORK, INC.
   NOPT
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   March 31, 2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
COMMON STOCK               |3/8/00|M   | |3,120             |A  |12.00      |                   |      |                           |
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COMMON STOCK               |3/9/00|M   | |3,880             |A  |15.25      |                   |      |                           |
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COMMON STOCK               |3/8/00|S   | |1,000             |D  |109.56     |                   |      |                           |
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COMMON STOCK               |3/9/00|S   | |4,000             |D  |108.59     |                   |      |                           |
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COMMON STOCK               |3/10/0|S   | |2,000             |D  |107.11     |-0-                |      |                           |
                           |0     |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
DIRECTOR STOCK OPTION |12.00   |3/8/0|M   | |3,120      |D  |(1)  |9/25/|COMMON STOCK|3,120  |       |8,121       |D  |            |
    (right to buy)    |        |0    |    | |           |   |     |08   |            |       |       |            |   |            |
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DIRECTOR STOCK OPTION |15.25   |3/9/0|M   | |3,880      |D  |(2)  |5/26/|COMMON STOCK|3,880  |       |14,802      |D  |            |
    (right to buy)    |        |0    |    | |           |   |     |09   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) THIS STOCK OPTION IS EXERCISABLE IN FOUR EQUAL INSTALLMENTS ON SEPTEMBER 25, 1998 (THE GRANT
DATE)
      AND EACH OF THE SUCCEEDING THREE ANNIVERSARIES OF THE GRANT
DATE.
(2) THIS STOCK OPTION IS EXERCISABLE IN FOUR EQUAL INSTALLMENTS ON MAY 26, 1999 (THE GRANT DATE)
      AND EACH OF THE SUCCEEDING THREE ANNIVERSARIES OF THE GRANT
DATE.
SIGNATURE OF REPORTING PERSON
GARY D. SIMON
DATE
APRIL 4, 2000